M/A-COM Technology Solutions Inc.
100 Chelmsford Street
Lowell, MA 01851

August 1, 2014

Donghyun Thomas Hwang

Re: Offer of Employment with M/A-COM Technology Solutions Inc.

Dear Thomas:

On behalf of M/A-COM Technology Solutions Inc., a Delaware corporation (the "Company"), I am pleased to invite you to join the Company as its Senior Vice President, Worldwide Sales, reporting to me. This is an exempt position and you will be working out of our 100 Chelmsford St., Lowell, Massachusetts Corporate Headquarters. Subject to the terms and conditions set forth in this letter, the effective date of your employment will be August 15, 2014.

The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that, in the event of a resignation, you endeavor to give the Company at least two weeks' notice.

2. Compensation. The Company will pay you a starting bi-weekly salary at a rate equivalent to $300,000 on an annualized basis payable in accordance with the Company's standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. You will also be eligible to participate in a Company bonus plan, with a target bonus of 50% of your annualized salary and a maximum bonus potential of up to 100% of your annualized salary, based on Company and/or individual performance targets determined by the Board of Directors of Parent ("the Board") and communicated to you in advance from time to time.

3. Equity Awards. Subject to your execution of this offer letter and your commencement of employment at the Company, M/A-COM Technology Solutions Holdings, Inc. ("Parent") will grant you pursuant to Parent's 2012 Omnibus Incentive Plan (the "Plan"):

(a) A "new hire grant" of restricted stock units ("RSUs") for that number of shares of Parent's common stock valued at $548,438 based on the average closing price of Parent's common stock for the 15 days immediately prior to the effective date of your employment with the Company ("First Grant"). 23% of the RSUs subject to the First Grant will vest and settle on May 15, 2015, an additional 34% will vest and settle on each of May 15, 2016 and May 15, 2017, and the remainder will vest and settle on May 15, 2018, subject to your continued employment with the Company at each such date; and

(b) a one-time "transition" grant of RSUs for that number of shares of Parent's common stock valued at $508,000 based on the average closing price of Parent's common stock for the 15 days immediately prior to the effective date of your employment with the Company ("Second Grant"). 50% of the RSUs subject to the Second Grant will vest and settle on May 15, 2015, and the remaining 50% will vest and settle on May 15, 2016, subject to your continued employment with the Company at each such date.

Each RSU grant shall be subject to the terms and conditions of the Plan and the related RSU agreement. No right to any stock is earned or accrued under any such RSU until such time as vesting occurs, nor does the grant confer any right to continued vesting or employment. Parent's current practice is to make annual equity grants to eligible employees, subject to satisfactory performance, which grants reflect a percentage of each individual's annualized base salary and annual target bonus, and for the position being offered herein that target equity percentage would be approximately 75%. Any future annual equity awards will be subject to ratable four-year vesting requirements and subject to the approval of the Board, and the Board may choose to change its current practice at any time.

4. Severance.

(a) Prior to a Change in Control. Our at-will relationship notwithstanding, if at any time following the effective date of your employment with the Company and prior to a Change in Control (as defined below), the Company terminates your employment with the Company for any reason other than for "Cause" (as defined below) or you resign for Good Reason (as defined below) (an "Involuntary Termination"), any unvested portion of your Second Grant will immediately vest in full. Notwithstanding the foregoing, Parent's obligation to deliver to you shares of its common stock under this Section 4(a) is expressly conditioned upon your execution and delivery to the Company within 52 days after such termination of employment of a general release of claims in the Company's favor in a form and substance acceptable to the Company (the "Release") and not revoking such general release of claims within any applicable 7-day revocation period (or other revocation period set forth by the Company ending prior to the 60th day after termination of employment) (such time period being the "Release Deadline Period").

(b) Following a Change in Control. Our at-will relationship notwithstanding, in the event that an Involuntary Termination occurs during the consecutive 12-month period beginning on the effective date of a Change in Control, you shall be entitled to the following:

(i) Subject to you signing and delivering to the Company a Release, which becomes effective within the Release Deadline Period, you shall be entitled to continuation of your monthly

base salary as severance pay, at the rate in effect immediately prior to the Change in Control (and as may have been increased after the date of a Change in Control) and payable in accordance with the Company's standard payroll policies as in effect on the date of such termination (and in no event less frequently than monthly), including compliance with applicable withholding, for a period of twelve (12) months (such period is hereinafter referred to as the "Severance Period"). Payment of this severance pay shall begin on the first regularly scheduled pay day occurring after your Release becomes effective (i.e., after your Release has been signed and any applicable revocation period has elapsed without your revoking the Release) (the "Payment Commencement Date"), but in any event no later than March 15 of the calendar year following the calendar year in which your Involuntarily Termination occurs; provided, however, that the first such payment shall include any installments of severance pay that you would have received prior to such pay day had your Release been effective on the date of your Involuntary Termination. However, if the Release Deadline Period spans two calendar years, then the Payment Commencement Date will in any event be in the second calendar year.

(ii) Any unvested outstanding equity grants for Parent common stock that you then hold with future vesting contingent on your continued employment with the Company through any particular date shall immediately vest in full. Notwithstanding the foregoing, Parent's obligation to deliver to you shares of its common stock under this Section 4(b)(ii) is expressly conditioned upon you signing and delivering to the Company a Release, which becomes effective within the Release Deadline Period.

(iii) Subject to you signing and delivering to the Company a Release, which becomes effective within the Release Deadline Period, the Company will pay you the amount of your annual bonus potential at "target" rather than "maximum" level of achievement as in effect immediately prior to a Change in Control (and as may have been increased after the date of a Change in Control). Such amount shall be paid to you within 10 days after the Release becomes effective.

(iv) Subject to you signing and delivering to the Company a Release, which becomes effective within the Release Deadline Period, to the extent you and your spouse and dependent children properly (and timely) elect COBRA continuation coverage under the Company's group health plans, the Company shall reimburse you for the proportionate cost of the premiums due for such coverage, as determined by the cost ratio policy for the Company's employees in effect from time to time, for a period beginning on your Involuntary Termination date and ending on the earliest to occur of (1) the date on which you are no longer entitled to COBRA continuation coverage under the Company's group health plans, including without limitation due to coverage under a subsequent employer's group health plan, and (2) the end of the Severance Period; provided, however, that the Company may unilaterally amend this Section 4(b)(iv) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries or affiliates, including, without limitation, under Section 4980D of the Code.

(c) If your employment terminates for any reason other than an Involuntary Termination the Company may elect, in its sole discretion, to pay you the cash severance pay (but not any bonus payment or equity award vesting acceleration) and benefit reimbursements in the amounts and on the terms set forth in Section 4(b) for any period up to twelve (12) months. If the Company makes such

an election, the duration elected by the Company shall be deemed to be the "Severance Period" for all purposes under this letter agreement, including for purposes of Section 5 hereof. In the event of such an election by the Company, you will be required to execute and deliver a Release to the Company, which becomes effective within the Release Deadline Period, before you will be entitled to receive the related severance pay payments from the Company.

(d) You hereby agree that the severance benefits provided for in this Section 4 are the only severance benefits to which you may be entitled in the event of the termination of your employment with the Company, and that such benefits will be reduced dollar for dollar by any severance-related amount the Company is required to pay you by law, corporate policy or other source that would otherwise duplicate any portion of the severance benefits provided herein.

As used herein, "Cause" shall mean (a) an act of dishonesty by you in connection with your responsibilities as an employee; (b) your conviction of, or plea of nolo contendere to, a felony, or commission of an act of moral turpitude; (c) your gross misconduct; or (d) your material failure to discharge your employment duties after having received a written demand for performance from the Company (or notice of misconduct, where applicable) specifying the breach of employment duties and your failure to cure such breach (where such breach is curable) within 30 days of the date of such notice from the Company.

As used herein, "Good Reason" shall mean any of the following that occur without your express written consent and that the Company fails to cure within the time frame specified below: (a) the material reduction of your authority, duties or responsibilities, or assignment to you of duties, in either case which result in a material diminution of your authority, duties or responsibilities in effect immediately prior to such action; (b) a material reduction in your base salary; (c) a material reduction in your "target" bonus opportunity, "target" long-term incentive opportunity, or "target" equity incentive opportunity,; (d) any action or inaction by the Company that constitutes a material breach by the Company of this letter agreement; or (e) a change in your geographic work location of over fifty (50) miles from your geographic work location immediately prior to such change, except for required travel in furtherance of the Company's business to the extent consistent with your duties. Notwithstanding the foregoing, the Company's determination to place you on "garden leave" or otherwise temporarily suspend all or part of your authority, duties, responsibilities or assignments in whole or in part for up to one year following the effective date of your employment with the Company, without any reduction in your compensation described above, shall not constitute "Good Reason" hereunder. You agree that, notwithstanding it otherwise falling within the definition of "Good Reason" above, your resignation will not be for Good Reason unless you provide the Company with written notice of the conditions you believe constitute "Good Reason" (which notice clearly sets forth such conditions) within ninety (90) days of the initial existence of such conditions, the Company fails to cure such conditions within thirty (30) days after it receives such notice, and your employment with the Company terminates no more than sixty (60) days after the end of such cure period.

As used herein, a "Change in Control" shall mean the occurrence of any of the following events without your express written consent:

(a) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of Parent (the "Outstanding Parent Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the "Outstanding Parent Voting Securities"); excluding, however, the following acquisitions of Outstanding Parent Common Stock and Outstanding Parent Voting Securities: (1) any acquisition directly from Parent, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Parent, (2) any acquisition by Parent, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent, or (4) any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) below; or

(b) A change in the composition of the Board such that the individuals who, as of the effective date of your employment with the Company, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the effective date of your employment with the Company whose election, or nomination for election by Parent's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board; or

(c) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Parent ("Business Combination"); excluding, however, such a Business Combination pursuant to which:

(i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination shall beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns Parent or all or substantially all of Parent's assets) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be,

(ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by Parent or any entity controlled by Parent or such corporation resulting from such Business Combination) shall beneficially own, directly or indirectly, fifty percent (50%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such

Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to Parent prior to the Business Combination, and

(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination shall have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

5. Post-Termination Restrictions.

(a) Non-Competition. You acknowledge that, as an employee of the Company, you will have access to valuable, proprietary trade secret and other confidential information of Parent and/or the Company in connection with this letter agreement. You acknowledge that such valuable proprietary and confidential information is developed and acquired by Parent and/or the Company on an ongoing basis and you will receive the benefit of access to new and unique information on a continuing basis, and that such information is worthy of protection. To further ensure the confidentiality of Parent and/or the Company's trade secrets and other proprietary information, during the time you are employed by the Company and also during any Severance Period, you agree that you shall not directly or indirectly (whether for compensation or otherwise), alone or as a partner, associate, agent, principal, trustee, consultant, co-venturer, creditor, owner (excepting not more than 1% passive stockholdings for investment purposes in securities), representative, or in any other capacity, engage in, take any action constituting or in furtherance of, participate with or become interested in or associated with any person, firm, partnership, corporation or other entity which is or intends to be in competition with Parent and/or the Company in those portions of Parent's and/or the Company's business in which you were involved during your tenure of employment with the Company. You further understand and agree to be bound by the provisions of this Section 5 because you are employed in a position of trust and responsibility and have access and will have access to current as well as future confidential and proprietary information, and this covenant is necessary to prevent the inevitable disclosure of confidential and proprietary information should you accept employment in violation of such provisions.

(b) Non-Solicitation. During the time you are employed by the Company and also during any Severance Period, you agree that you shall not directly or indirectly (whether for compensation or otherwise), alone or together with others, (i) influence or attempt to influence customers or suppliers of Parent and/or the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of Parent and/or the Company or to reduce their level of business with Parent and/or the Company, or (ii) solicit, recruit, or encourage any of the employees of Parent and/or the Company or any subsidiary to leave the employ of Parent and/or the Company or such subsidiary, or (ii) hire or cause to be hired any person who was an employee of Parent and/or the Company or any subsidiary at any time.

(c) Consideration; Tolling, Scope and Reasonableness. You agree that in addition to the other good and valuable consideration you are receiving for the covenants contained in this

Section 5 as recited above, any severance amount payable to you by Parent and/or the Company in respect of any Severance Period hereunder constitutes further consideration for these covenants. You agree that the periods of time during which you are prohibited by Sections 5(a) and (b) hereof from engaging in such business practices shall be extended by any length of time during which you are in breach of any of such covenants. The covenants contained in this Section 5 shall apply in any country or jurisdiction where Parent and/or the Company and its affiliates had offices or shipped product during the term of your employment with the Company. You and the Company agree that the time, scope and geographic limitations and other particulars of the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by Parent and/or the Company and your role in the Company.

(d) Remedies. If you commit a breach, or threaten to commit a breach, of any of the provisions of this Section 5, Parent and/or the Company shall have the following rights and remedies, in addition to any and all others rights and remedies of law or in equity, each of which shall be independent of the other and severally enforceable: (i) the right to have the provisions of this letter agreement specifically enforced by any court having jurisdiction, including the right to a restraining order, an injunction or other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Parent and/or the Company and that money damages will not provide an adequate remedy to it; and (ii) the right and remedy to require you to account for and pay over to Parent and/or the Company the amount of any severance benefits provided to you under this letter agreement as well as to all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the "Benefits") derived or received, directly or indirectly, by you as a result of any transactions constituting a breach of any of the provisions of this letter agreement, and you hereby agree to account for and pay over any such Benefits to Parent and/or the Company.

6. Benefits. During the term of your employment, you will be eligible, provided that you meet the eligibility requirements of the relevant plans and policies, for the Company's standard employee benefits applicable to employees at your level, including health, dental, vision, life, short and long-term disability insurance. The Company reserves the right to change the benefits it offers or the terms of such benefits from time to time. The Company will provide you with 16 paid vacation days per year.

7. Business Expenses. During the term of your employment with the Company, you shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties hereunder. The Company will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

8. Immigration Laws. This offer of employment is contingent on your providing proper documentation of your identity and authorization to work in the United States under applicable immigration laws, as required by Form I-9 of the US Department of Homeland Security.

9. Employee Confidentiality and Invention Assignment Agreement. As a condition of this offer of employment, you will be required to promptly complete, sign and return the Company's standard form of employee confidentiality and invention assignment agreement (the "ECIA").

10. No Conflicts. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. We also ask that, before signing this letter, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.

11. Clawback. Any bonuses, incentive or equity based compensation awards granted to you hereunder will be subject to any executive compensation recovery policy adopted by the Company pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Nasdaq listing rules to the extent such requirements become applicable to the Company. In addition, in the event that you are placed on "garden leave" or your authority, duties, responsibilities or assignments are otherwise temporarily suspended in whole or in part (any of the foregoing a "Restricted Duty Period") at any time during the first year following the effective date of your employment with the Company, and you voluntarily terminate your employment with the Company other than for Good Reason at any time during such Restricted Duty Period or at any time during the first year following the end of such Restricted Duty Period, you will be required to repay to the Company the amount of any base salary, bonuses or other compensation received by you during such Restricted Duty Period.

12. General. This offer letter and the ECIA, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements made to or with you by the Company, any of its predecessors or affiliates, or any of their respective employees or agents, whether written or oral. As a Company employee, you will also be expected to abide by Company rules and regulations, whether set forth in a Company-approved employee handbook or otherwise, that may be modified from time to time. In the event of a conflict between the terms and provisions of this offer letter and the ECIA, the terms and provisions of the ECIA will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be set forth in a writing signed by you and an authorized officer of the Company to be effective. The law of the Commonwealth of Massachusetts will govern this letter agreement. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that we are both waiving any and all rights to a jury trial in connection with such dispute or claim. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Severability. The invalidity or unenforceability of any provision or provisions of this letter agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

14. Section 409A. The parties intend that this letter agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Section 4 hereof, be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this letter agreement, the parties intend that this letter agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and

restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, this letter agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or its agents, parents, subsidiaries, affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on you pursuant to Code Section 409A or for any damages incurred by you as a result of this letter agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter agreement to the contrary:

(a) To the extent Code Section 409A is applicable to this letter agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service," as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this letter agreement, references to "terminate," "termination," "termination of employment" and like terms shall mean separation from service;

(b) If at the time your employment hereunder terminates, you are a "specified employee," as defined in Treas. Reg. Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, then to the extent necessary to avoid subjecting you to an additional tax or interest under Code Section 409A, any and all amounts payable under this letter agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which your employment terminates or, if earlier, upon your death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treas. Reg. Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion), (ii) benefits which qualify as excepted welfare benefits pursuant to Treas. Reg. Section 1.409A-1(a)(5), and (iii) other amounts or benefits that are not subject to the requirements of Code Section 409A;

(c) Each payment made under this letter agreement shall be treated as a separate and distinct payment and the right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate and distinct payments; and

(d) With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits (except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a "deferral of compensation," within the meaning of Treasury Regulation Section 1.409A-1(b)), (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) such payment shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Lastly, this offer of employment is contingent on the satisfactory completion of a background check. It is also contingent in part on your submitting to a pre-employment drug-screening test for the presence of drugs. Human Resources will provide the necessary documents once you have returned your signed offer letter.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed ECIA.

Sincerely,

M/A-COM Technology Solutions Inc.

By: John Croteau

John Croteau
Chief Executive Officer and President

AGREED TO AND ACCEPTED:

D. T. Hwang

Donghyun Thomas Hwang

Enclosures:
ECIA